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                                                                       EXHIBIT 2

                               PURCHASE AGREEMENT

                                     AMONG

                            ROPER ACQUISITION, INC.,

                            ROPER INDUSTRIES, INC.,

                          PRINCETON INSTRUMENTS, INC.

                                      AND

                                 DR. YAIR TALMI

                               DATED MAY 16, 1997
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                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----


1.   Definitions...........................................................   2

2.   Purchase and Sale of the Acquired Assets, Shares and Real Property....  11
     (a)    Purchase and Sale..............................................  11
     (b)    Assumption of Liabilities......................................  12
     (f)    Closing and Preclosing Distributions...........................  12
     (g)    The Closing....................................................  14
     (h)    Deliveries at the Closing......................................  14
     (i)    Allocation ....................................................  15
     (j)    Proration of Lease Payments, Utility Charges and Other Payments  15
     (k)    Proration of Taxes.............................................  15
     (l)    Condition of Acquired Assets...................................  15

3.   Representations and Warranties of PII.................................  15
     (a)     Organization of the Acquired Companies; Investment Interest...  16
     (b)     Authorization of Transaction..................................  16
     (c)     Noncontravention..............................................  17
     (d)     Brokers' Fees.................................................  17
     (e)     Title to Assets...............................................  17
     (f)     Shares........................................................  18
     (g)     Financial Statements..........................................  18
     (h)     Events Subsequent to the Date of the Financial Statements.....  18
     (i)     Undisclosed Liabilities.......................................  20
     (j)     Legal Compliance..............................................  20
     (k)     Tax Matters...................................................  21
     (l)     Real Property.................................................  22
     (m)     Intellectual Property.........................................  26
     (n)     Tangible Assets...............................................  28
     (o)     [Intentionally omitted.]......................................  28
     (p)     Contracts.....................................................  28
     (q)     Notes and Accounts Receivable.................................  30
     (r)     Powers of Attorney............................................  30
     (s)     Insurance.....................................................  30
     (t)     Litigation....................................................  31
     (u)     Product Warranty..............................................  31

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     (v)     Product Liability.............................................  31
     (w)     Employees.....................................................  32
     (x)     Employee Benefits.............................................  32
     (y)     Guaranties....................................................  33
     (z)     Environment, Health, and Safety...............................  33
     (aa)    Certain Business Relationships With the Acquired Companies....  33
     (ab)    Disclosure....................................................  33

4.   Representations and Warranties of the Buyer and Parent................  34
     (a)    Organization of the Buyer......................................  34
     (b)    Authorization of Transaction...................................  34
     (c)    Noncontravention...............................................  34
     (d)    Broker's Fees..................................................  34
     (e)    Disclosure.....................................................  35
     (f)    Parent Shares..................................................  35
     (g)    Financial Statements...........................................  35
     (h)    Events Subsequent to Most Recent Fiscal Quarter End............  35
     (i)    Due Diligence Review...........................................  36
     (j)    Public Information.............................................  36

5.   Conditions to Obligation to Close.....................................  36
     (a)    Conditions to Obligation of Parent and the Buyer...............  36
     (b)    Conditions to Obligation of PII and the Stockholder............  38

6.   Pre-Closing Covenants of the Parties..................................  39
     (a)    ...............................................................  39
     (b)    Access and Investigation.......................................  39
     (c)    Operation of the Businesses of the Acquired Companies..........  39
     (d)    Negative Covenant..............................................  40
     (e)    Name of PII....................................................  40
     (f)    Required Approvals.............................................  40
     (g)    Notification...................................................  40
     (h)    Best Efforts...................................................  41

7.   Post-Closing Covenants................................................  41
     (a)    General........................................................  41
     (b)    Litigation Support.............................................  41
     (c)    Transition.....................................................  41
     (d)    Confidentiality................................................  41
     (e)    Retirement Plan................................................  42
     (f)    Registration Rights............................................  42
     (g)    Employee Matters...............................................  50
     (h)    Tax Matters....................................................  50

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8.   Remedies Under This Agreement.........................................  51
     (a)    Survival of Representations and Warranties.....................  51
     (b)    Indemnification Provisions for Benefit of Parent and the Buyer.  51
     (c)    Indemnification Provisions for Benefit of PII and the
            Stockholder....................................................  53
     (d)    Method of Asserting Claims.....................................  54
     (e)    Arbitration....................................................  56
     (f)    Determination of Losses........................................  56

9.   Miscellaneous.........................................................  56
     (a)    Press Releases and Public Announcements........................  56
     (b)    Name of PII....................................................  57
     (c)    No Third-Party Beneficiaries...................................  57
     (d)    Entire Agreement...............................................  57
     (e)    Succession and Assignment......................................  57
     (f)    Counterparts...................................................  57
     (g)    Headings.......................................................  57
     (h)    Notices........................................................  57
     (i)    Governing Law..................................................  58
     (j)    Amendments and Waivers.........................................  58
     (k)    Severability...................................................  58
     (l)    Expenses.......................................................  59
     (m)    Construction...................................................  59
     (n)    Incorporation of Exhibits and Schedules........................  59
     (o)    Specific Performance...........................................  59
     (p)    Submission to Jurisdiction ....................................  59
     (q)    Bulk Sale and Other Tax Filings................................  60
     (r)    Transfer Taxes; Sales Tax......................................  60
     (s)    No Assignment Causing Breach...................................  60
     (t)    Guaranty.......................................................  60

                                      iii
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                               PURCHASE AGREEMENT


     This agreement ("Agreement") is entered into on May 16, 1997, by and between ROPER ACQUISITION, INC., a Delaware corporation (the "Buyer"), ROPER INDUSTRIES, INC., a Delaware corporation and parent of Buyer ("Parent"), PRINCETON INSTRUMENTS, INC., a New Jersey corporation ("PII"), and DR. YAIR TALMI ("Stockholder"). The Buyer, Parent, PII and the Stockholder are referred to herein as the "Parties."

                                    RECITALS
                                    --------

     A. PII is engaged in the assembly, distribution and sale of certain analytical and scientific laboratory instruments, directly and through certain affiliated foreign companies (as hereinafter defined, the Affiliates");

     B. All of the outstanding shares of capital stock of PII, and a majority of the outstanding shares of capital stock of each of the Affiliates, are owned, beneficially and of record, by the Stockholder;

     C. Certain shares of capital stock of the Affiliates are owned, beneficially and of record, by the Minority Shareholders (as hereinafter defined) in the respective amounts set forth on Annex A;

     D. The Stockholder is the owner of certain real property located at 3660 Quakerbridge Road, Trenton, New Jersey (as hereinafter defined, the "Real Property"), currently occupied and used by PII in connection with the conduct of its business;

     E. The Buyer wishes to purchase from PII, and PII wishes to sell to the Buyer, substantially all of the Acquired Assets (as hereinafter defined) subject to the assumption by the Buyer of the Assumed Liabilities (as hereinafter defined), upon the terms and conditions set forth herein;

     F. The Stockholder anticipates he will purchase the shares of the Affiliates owned by the Minority Shareholders immediately prior to the Closing;

     G. The Buyer also wishes to purchase from the Stockholder, and the Stockholder wishes to sell to the Buyer, all of the capital stock of the Affiliates (other than director's qualifying shares, if any), upon the terms and conditions set forth herein; and
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     H.   The Buyer also wishes to purchase from the Stockholder, and the
Stockholder wishes to sell to the Buyer, the Real Property, upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.   DEFINITIONS.

          "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

          "Acquired Assets" means all right, title, and interest in and to all of the assets of PII (except for those assets listed in clauses (i)-(vii) of this definition), including, without limitation, all of its right, title and interest in and to:

          (a) leaseholds and subleaseholds of real property to which it is a party, and all, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets);

          (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies) other than Cash;

          (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

          (d) leases, subleases, and rights thereunder;

          (e) agreements, contracts, indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder;

          (f) accounts, notes, and other receivables;

          (g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment;

          (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies,

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     exclusive of certain operating permits and licenses that are non-
     transferable under federal or state law (including, for example, sales tax permits);

          (i) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials relating to the Business, except those excluded under subparagraph (v) below; and

          (j) All PII Cash (including Cash as of the date hereof existing in PII's payroll account) and all bank accounts and brokerage accounts and similar accounts (including petty cash, foreign petty, Canadian payroll, CoreStates COD checking, CoreStates checking sweep, Dean Witter, Japanese PI, Inc. accounts) and cash equivalents, including deposits in transit.

PROVIDED, HOWEVER, that notwithstanding the foregoing, the Acquired Assets shall not include:

               (i) Cash in excess of the amount referred to in subparagraph (j) above to the extent such Cash is a Closing Stockholder Distribution under Section 2(f) below;

               (ii) any insurance policy of any kind;

               (iii) prepaid insurance, prepaid taxes, and transfers and exchanges;

               (iv) any rights or interests in and with respect to the assets associated with any Employee Benefit Plan;

               (v) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, original Tax Returns and other documents relating to the organization, maintenance, and existence of PII as a corporation;

               (vi) any and all of the rights of PII under this Agreement (or under any side agreement between PII and/or the Stockholder on the one hand and Parent and/or the Buyer on the other hand entered into on or after the date of this Agreement);

               (vii) any right, title, or interest in and to PII's payroll account; or

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               (viii)  any assets or rights which are not assignable pursuant to the terms of the document or instrument creating same or which are only assignable with the consent of a third party who refuses to grant such consent. Stockholder and PII agree to diligently endeavor to obtain such consent; provided, however, the failure to obtain same shall not reduce the obligations of Buyer and Parent hereunder.

          "Acquired Company" or "Acquired Companies" means PII and the
Affiliates.

          "Affiliate" has the meaning set forth in the introductory paragraph to this Agreement.

          "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504(a) (or any similar group defined under a similar provision of state, local, or foreign law).

          "Agreed Value" means that price per share of the Parent Shares which is the average of the closing sales prices of the common stock of Roper Industries, Inc. for the three (3) trading days immediately preceding and the three (3) trading days immediately after (each a "Trading Day") the Closing Date as reported by the New York Stock Exchange ("NYSE").

          "Applicable Rate" means the corporate base rate of interest announced from time to time by NationsBank.

          "April 30 Balance Sheet" has the meaning set forth in (S)2(c) hereof.

          "Assumed Liabilities" means (except for those liabilities expressly excluded in clauses (A) through (M) below):

          (a) all Liabilities of PII to the extent reserved or accrued as current liabilities on the Financial Statements;

          (b) all current Liabilities of PII which have arisen after March 31, 1997, in the Ordinary Course of Business (other than any current liability relating to the operation of the Company prior to such date resulting from, arising out of, or caused by any (i) breach of contract, (ii) breach of warranty claims which are not Product Warranty Claims, (iii) tort, (iv) infringement, or (v) violation of law (other than failure to comply with any bulk sales laws));

          (c) all Liabilities of PII to be performed following the Closing expressly provided for under or incurred pursuant to the terms of the written agreements, contracts, leases, licenses, instruments and other items which are included as Acquired Assets or which may be listed in (S) 3(p) of the PII Disclosure Schedule or are not required to be

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     so listed because of the failure of such item to meet the materiality standards set forth therein;

          (d) Liabilities specifically disclosed on Exhibit 1(d); and

          (e) all Liabilities for Product Warranty Claims;

PROVIDED, HOWEVER, that notwithstanding the foregoing, the Assumed Liabilities shall not include:

               (A)  any accrued royalties payable;

               (B) any Liability of PII for income, and other Taxes arising in connection with the consummation of the transactions contemplated hereby except as otherwise provided under this Agreement;

               (C) any Liability of PII for ad valorem taxes pertaining to the Business and operations of PII conducted prior to the Closing Date;

               (D) any Liability of PII for the unpaid taxes of any Person (other than PII), whether as a transferee or successor, by contract, or otherwise;

               (E) any Liability of PII in connection with any insurance policy of any kind;

               (F) any Liability of PII with respect to any of its Employee Benefit Plans;

               (G) except as otherwise provided for in this Agreement, any Liability of PII for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

               (H) any Liability of PII under this Agreement (or under any side agreement between PII and/or the Stockholder on the one hand and the Buyer and/or Parent on the other hand entered into on or after the date of this Agreement) for failure to perform its obligations hereunder;

               (I) any Liability other than a Product Warranty Claim arising from any use of or defect in any PII products sold prior to the Closing Date (regardless of the date of any loss, bodily injury, or property damage claimed to have resulted from such uses or defects);

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               (J) any environmental liabilities or contamination, including but not limited to liabilities arising from Environmental, Health and Safety Laws, which arise or result, directly or indirectly, from conditions existing at the Real Property prior to the Closing Date;

               (K) any post-retirement benefits, if any, for employees of the Acquired Companies who have retired prior to the Closing Date;

               (L) except as otherwise assumed hereunder, any claim or Liability (including, without limitation, severance and benefits) relating to employees of PII who do not become employees of Buyer; or

               (M) Liabilities which have accrued or arise prior to the Closing which are not "Assumed Liabilities" hereunder.

          "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

          "Business" means the business conducted or proposed or planned to be conducted by the Acquired Companies on a consolidated basis on and as of the Closing Date.

          "Buyer" has the meaning set forth in the preface above.

          "Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, inclusive of deposits-in-transit and after deduction for outstanding checks.

          "Closing" has the meaning set forth in (S) 2(g) below.

          "Closing Date" has the meaning set forth in (S) 2(g) below.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Confidential Information" means: (a) confidential data and confidential information relating to the business of any Party (the "Protected Party") which is or has been disclosed to another Party (the "Recipient") or of which the Recipient became aware as a consequence of or through its relationship with the Protected Party and which has value to the Protected Party and is not generally known to its competitors and which is designated by the Protected Party as confidential or otherwise restricted; and (b) information of the Protected Party, without regard to form, including, but not limited to, Intellectual Property, technical or nontechnical data, algorithms, formulas, patents, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of customers or suppliers which is not commonly known or available to the public and which information (i) derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Notwithstanding anything to the contrary contained herein, Confidential Information shall not include any data or information that (a) has been voluntarily disclosed to the public by the Protected Party, (b) has been independently developed and disclosed to the public by others, (c) otherwise enters the public domain through lawful means,
(d) was already known by Recipient prior to such disclosure or was lawfully and rightfully disclosed to Recipient by another Person, or (e) that is required to be disclosed by law or order.

          "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563.

          "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Sec. 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan (as defined in ERISA Sec. 3(1)) or material fringe benefit plan or program.

          "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, together with all other laws in effect on the Closing Date (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, natural resources, public health and safety, or employee health and safety, including laws relating to omissions, discharges, releases, or threatened releases of Hazardous Substances in air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Agreement" means the Escrow Agreement dated the Closing Date entered into among the Parties with respect to the indemnification obligations of PII and the Stockholder under (S) 8 of this Agreement.

          "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

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          "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

          "Financial Statements" has the meaning set forth in (S) 3(g) below.

          "GAAP" means United States generally accepted accounting principles as in effect as of the date hereof.

          "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Hazardous Substances" means pollutants, contaminants, petroleum, asbestos or chemical, industrial, hazardous or toxic material or wastes.

          "Indemnified Party" has the meaning set forth in (S) 8(d) below.

          "Indemnifying Party" has the meaning set forth in (S) 8(d) below.

          "Intellectual Property" means with respect to the Business:

          (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all rights to research and development, all innovations, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof;

          (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

          (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith;

          (d) all mask works and all applications, registrations, and renewals in connection therewith;

          (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals but excluding any such information received from Advanced Microscopy Techniques);

          (f) all computer software (including data and related documentation);

          (g) all other proprietary rights relative to any of the foregoing; and

          (h) all copies and tangible embodiments thereof (in whatever form or medium).

          "Knowledge" means actual knowledge of the Stockholder, John West, Sandy Kapica and the Presidents of each of the Affiliates.

          "Liability" or "Liabilities" means any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.

          "Losses" means all economic losses, liabilities, obligations, amounts paid in settlement, costs and expenses, including court costs, and reasonable attorneys' fees and expenses, incurred in connection with any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, injunction, judgment, order, decree, ruling; provided, however, that "Losses" shall not include any of the foregoing attributable to an Indemnified Party's conduct which occurs as a result of the Indemnified Party's failure (i) to exercise its reasonable business judgment, (ii) to defend or contest in good faith with respect to any of the foregoing, or (iii) to mitigate any of the foregoing in accordance with sound and prudent business practices.

          "Material Adverse Effect" means, in the case of any Person, any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be materially adverse to (i) the business, financial condition, operations or results of operations of such Person or (ii) the ability of such Person to perform its obligations under this Agreement.

          "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

          "Ordinary Course of Business" means the ordinary course of business of the Acquired Companies consistent with past custom and practice (including with respect to quantity and frequency) and not inconsistent with the standards, practices and principles reflected in the PII Financial Statements.

          "Parent Shares" means the shares of common stock, par value $.01, of Parent which shares shall be delivered as provided in (S) 2(c) below without registration (but with registration rights as set forth in (S) 7(e) hereunder) under, and subject to the restrictions imposed by, the Securities Act.

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          "Party" has the meaning set forth in the preface above.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a limited liability company, or a governmental entity (or any department, agency, or political subdivision thereof).

          "PII" has the meaning set forth in the preface above.

          "PII Disclosure Schedule" has the meaning set forth in (S) 3 below.

          "PII Share" means any share of the Common Stock, par value $.10 per share, of PII.

          "Process Agent" has the meaning set forth in (S) 9(p) below.

          "Product Warranty Claims" means claims of PII customers and/or users made during the twelve (12) month period following Closing in the Ordinary Course of Business with respect to products sold by PII on and prior to the Closing Date which (i) are based solely on PII's written product warranties disclosed to the Buyer, and (ii) are only for the repair or replacement or reimbursement remedies expressed in such written product warranties.

          "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

          "Public Information" means all Forms 10-K, 10-Q, 8-K, and proxy statements of the Parent with respect to the October 31, 1996 fiscal year and all subsequent periods.

          "Purchase Price" means the payments required by (S) 2(c), (d) and (e) below.

          "Real Property" means the real property, fixtures and improvements (inclusive of warranties, guaranties, permits and licenses in connection therewith) including contiguous real property owned by the Stockholder and used by PII, which is located at Quaker Bridge Road, Trenton, New Jersey.

          "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

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          "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, and (e) liens arising as a result of any act or omission of the Buyer or Parent.

          "Shares" means all of the issued and outstanding shares of capital stock or other equity interests of the Affiliates.

          "Stockholder" means Dr. Yair Talmi, who is the only stockholder of PII and at the Closing Date will be the only stockholder of the Affiliates.

          "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

          "Tax" and "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign taxing authority, whether disputed or not, including without limitation, income, capital, estimated, excise, property, sales, transfer, withholding, employment, payroll, and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments and any expenses incurred in connection with the settlement of any tax liability.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     2.   PURCHASE AND SALE OF THE ACQUIRED ASSETS, SHARES AND REAL PROPERTY.

          (a) Purchase and Sale. In simultaneous transactions, on and subject to the terms and conditions of this Agreement:

               (i) the Buyer agrees to purchase from PII, and PII agrees to sell, transfer, convey, assign and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in (S) 2(c) below;

               (ii) the Buyer agrees to purchase from the Stockholder and the Stockholder agrees to sell, transfer, convey, assign and deliver to the Buyer, the Shares at the Closing for the consideration specified in (S) 2(d) below; and

               (iii) the Buyer agrees to purchase from the Stockholder, and the Stockholder agrees to sell, transfer, convey, assign and deliver to the Buyer, the Real Property at the Closing for the consideration specified below in (S) 2(e).


          (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any Liability or obligation of PII or the Stockholder not included within the definition of Assumed Liabilities.

          (c) Purchase Price of Acquired Assets. Buyer shall make the following payments to PII in respect of the Acquired Assets:

               (i) At Closing, TWENTY-FOUR MILLION EIGHT HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($24,875,000) in cash, payable by wire transfer or delivery of other immediately available funds;

               (ii) On the fifth Trading Day following the Closing Date, that number of Parent Shares (rounded up to the next whole share) which results from dividing the Agreed Value into THREE MILLION DOLLARS ($3,000,000).

          (d) Purchase Price of Shares. Buyer shall pay to the Stockholder at Closing the aggregate sum of $6,980,000, in cash, payable by wire transfer or delivery of other immediately available funds as the purchase price of the Shares.

          (e) Purchase Price of Real Property. Buyer agrees to pay at Closing to the Stockholder the sum of $5,520,000 in cash, payable by wire transfer or delivery of other immediately available funds as the purchase price of the Real Property.

          (f) Closing and Preclosing Distributions.   The parties acknowledge
     and agree that the Purchase Price was based in part on (i) the Acquired Companies having Cash as of April 30, 1997 (that would be reflected in a balance sheet as of such date) in the aggregate amount of $1,050,000, and
     (ii) the maintenance within the Business until Closing of an amount of additional Cash, if any, necessary for working capital needs and, with respect to the Affiliates, cash as required under existing bank covenants or requirements regarding reserves, collateral and similar obligations. The parties have agreed that the Stockholder may make a distribution of excess cash of the Acquired Companies (without adjustment of the aggregate Purchase Price) at or prior to the Closing (or the parties will make an appropriate adjustment at Closing in the event Stockholder does not make such distribution) in amounts determined as follows:

               FIRST, there shall be estimated by the Stockholder an amount (herein called the "April Available Cash") equal to the excess of (i) the total amount of Cash that would be reflected in a balance sheet of the Acquired Companies as of April 30, 1997 (the "Total Cash"), less
          (ii) additional Cash in the amount of not less than $500,000 (the "Restriction Base"). Cash in the amount of the Restriction Base plus the Threshold Amount (hereinafter referred to) is necessary to enable
          the day-to-day operation of the Acquired Companies.   The Stockholder
          has separately furnished to Parent estimates of such April Available Cash. For purposes of computations hereunder, 127 yen = $1.00.

               SECOND, there shall be subtracted from April Available Cash the aggregate agreed sum of $1,050,000 (the "Threshold Amount"). The result of April Available Cash less the Threshold Amount is referred to as the "Tentative Amount." Amounts not to exceed the Tentative Amount may be withdrawn by Stockholder from the Acquired Companies prior to Closing; provided that the Stockholder will advise Parent in writing on a timely basis of any such distribution in reasonable detail.

               THIRD, prior to the Closing, there shall be determined the actual Total Cash as of April 30, 1997. The Threshold Amount is then subtracted from the actual Total Cash and the result is referred to as the "Excess Cash."

               FOURTH, the Stockholder at Closing shall be entitled to a distribution from the Acquired Companies equal to the amount (the "Closing Stockholder Distribution"), if any, by which the Excess Cash exceeds the amount actually withdrawn by Stockholder pursuant to the provisions of the last sentence of item "Second" above (the "Withdrawn Amount"), which distribution shall be calculated by the Acquired Companies and Stockholder and reviewed and subject to confirmation by Buyer. The Closing Stockholder Distribution shall be allocated among the Acquired Companies in a manner that will, to the extent possible, not result in any withholding or similar Tax liability for the Acquired Companies; in such event, the Closing Stockholder Distribution shall be reduced dollar for dollar for the net after tax cost to the Acquired Companies of such withholding or similar Tax liability). The Closing Stockholder Distribution shall be made immediately prior to Closing, with prior notice to and coordination with Buyer. If the Excess Cash shall be less than the Withdrawn Amount, the

          Stockholder shall, at Closing, return Cash to the Acquired Companies in the amount of such excess. To the extent the Closing Stockholder Distribution or the return of Cash to the Acquired Companies pursuant to the preceding sentence made immediately prior to the Closing is erroneous, the parties shall, within 90 days following Closing, determine the correct amount and cause a reimbursement or payment to be made in the amount of such error.

               FIFTH, the parties agree that subsequent to April 30, 1997, the Japanese debt of Nippon Princeton Instruments was inadvertently paid down in part. Accordingly, it is agreed that for purposes of this Agreement, the amount of such paydown shall be treated as if it were Cash (and did not reduce the Cash in the amount of such repayment).

               SIXTH, if and to the extent PII or Stockholder shall have posted any security to secure the Japanese Indebtedness of Nippon Princeton Instruments, such security shall be returned to PII or Stockholder at Closing in addition to but not in duplication of the other payments made to PII or Stockholder pursuant to this subdivision (b).

          (g) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Powell, Goldstein, Frazer & Murphy LLP, 191 Peachtree Street NE, Suite 1600, Atlanta, Georgia, on May 16, 1997, or such other date as the parties may mutually determine (the "Closing Date").

          (h) Deliveries at the Closing. (i) At the Closing PII will deliver to the Buyer the various certificates, instruments, and documents referred to in (S) 5(a) below; (ii) the Buyer will deliver to PII or the Stockholder, as the case may be, the various certificates, instruments, and documents referred to in (S) 5(b) below; (iii) PII and the Stockholder will execute, acknowledge (if appropriate), and deliver to the Buyer (A) Real Property deed of bargain and sale without covenant against grantor's acts, in reasonable customary forms and containing a list of permitted exceptions referenced in Section 3(l)(i)(E), (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may reasonably request; and (C) the Non-Competition Agreement between the Stockholder and the Buyer attached hereto as Exhibit 2(h)(iii)(C), (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to PII such instruments of assumption as PII and the Stockholder and their counsel reasonably may request; and (v) the Buyer will deliver to PII or the Stockholder, as the case may be, the consideration specified in (S) 2(c)(i), (S) 2(d) and (S) 2(e) above.

          (i) Allocation. The Parties agree to allocate the Purchase Price and the Assumed Liabilities (and all other capitalizable costs) among the Acquired Assets for tax purposes as follows: fixed assets, current assets and Assumed Liabilities, at their respective book value as of the Closing Date, prepared consistent with the Financial Statements; non-compete obligations at $300,000; and the balance of the Purchase Price to goodwill.

          (j) Proration of Lease Payments, Utility Charges and Other Payments. If the Closing Date shall fall on a date other than the date on which payments are due with respect to (i) any lease or sublease of PII or (ii) utility or similar regular periodic charges with respect to the Assets for which a final billing has not been received by PII, any installment of rental payments and any such utility or similar charge payable with respect to the current period in which the Closing Date occurs shall be paid by PII on the basis of the actual number of days elapsed from the first day of such period to the Closing Date and the balance shall be paid by the Buyer, and any such amounts paid in advance prior to the Closing Date allocable to periods from and after the Closing Date shall be reimbursed by the Buyer to PII on the Closing Date.

          (k) Proration of Taxes. Property taxes, ad valorem taxes and similar taxes associated with the assets owed or payable by PII, special assessments payable with respect to a taxable period beginning and ending before the Closing Date, but not yet due as of the Closing Date, with respect to the Real Property or any Acquired Assets shall be paid by PII. In the case of any such taxes or assessments payable with respect to a taxable period beginning before the Closing Date and ending after the Closing Date, but not yet due as of the Closing Date, PII shall pay that portion of such taxes times a fraction, the numerator of which is the number of days from the beginning of such taxable period through and including the Closing Date, and the denominator of which is 365, and the balance shall be paid by the Buyer, and any amounts paid in advance prior to the Closing Date allocable to periods from and after the Closing Date shall be reimbursed by the Buyer to PII on the Closing Date.

          (l) Condition of Acquired Assets.  Except as expressly set forth in
     Article 3 of this Agreement, no representation or warranty is made by PII or the Stockholder to the Buyer or Parent, whether express or implied, as to the merchantability of the Acquired Assets or as to the fitness thereof for any particular purpose, it being understood that except as otherwise provided by this Agreement, the Acquired Assets are being sold in "as-is" condition.

     3. REPRESENTATIONS AND WARRANTIES OF PII. PII and the Stockholder jointly and severally represent and warrant to the Buyer and Parent that the statements contained in this (S) 3 are correct and complete, except as specified to the contrary in the disclosure schedule prepared by PII accompanying this Agreement and initialed by PII and the Buyer (the "PII Disclosure

Schedule"). The PII Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this (S) 3.

          (a) Organization of the Acquired Companies; Investment Interest.

               (i) Each of the Acquired Companies is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The capital stock of PII is, and, as of the Closing Date, the Shares will be held, of record and beneficially by the Stockholder as described in (S) 3(a)(i) of the PII Disclosure Schedule.

               (ii) Each of the Stockholder and PII is an Accredited Investor. The Stockholder and PII understands that the Parent Shares being acquired by PII have not been, and are not proposed to be, registered under the Securities Act or any state securities laws, and are being offered and sold in reliance upon United States federal and state exemptions for transactions not involving any public offering. PII acknowledges that it is acquiring the Parent Shares for investment purposes and not with a view to, or intention to effect, the distribution thereof in violation of the Securities Act or any applicable state securities laws, and that such Parent Shares may not be disposed of in contravention of the Securities Act or any applicable state securities laws. PII and the Stockholder represent that they are each a sophisticated investor with knowledge and experience in business and financial matters, are able to evaluate the risks and benefits of the investment in its Parent Shares, have received the Public Information concerning the Buyer and have had the opportunity to obtain additional information as desired in order to evaluate the merits of and the risks inherent in acquiring such Parent Shares. Notwithstanding the foregoing, the Buyer and Parent acknowledge and agree that Parent Shares having an Agreed Value not in excess of $1.0 million may be distributed to Ray Simpson and John West in partial satisfaction of obligations under agreements existing at Closing provided that Messrs. Simpson and West unconditionally waive and release the Acquired Companies, the Stockholder, Parent and Buyer from any further liability or obligation as of the Closing Date.

          (b) Authorization of Transaction. PII and the Stockholder have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its or his obligations hereunder. Without limiting the generality of the foregoing, the board of directors of PII and the stockholders of PII have duly authorized the execution, delivery, and performance of this Agreement by PII. This Agreement constitutes the valid and legally binding obligation of PII and the Stockholder, enforceable in accordance with its terms and conditions, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). PII and the Stockholder do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in (S) 2 above) other than the notification and expiration of the waiting period under the Hart-Scott-Rodino Act and the Industrial Site Reclamation Act of New Jersey.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in (S) 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which an Acquired Company or the Stockholder is subject, (ii) violate any provision of the charter or bylaws of an Acquired Company, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which an Acquired Company or the Stockholder is a party or by which it or he is bound or to which any of its or his assets is subject (or result in the imposition of any Security Interest upon any of its or his assets) other than, in each case, any of the foregoing resulting from the failure to obtain necessary consents to assignments of any such agreement, contract, lease, license, instrument or other arrangement listed in the PII Disclosure Schedule.

          (d) Brokers' Fees. Neither an Acquired Company nor the Stockholder has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          (e) Title to Assets. Except for Cash, the Acquired Assets, the Real Property and the assets of the Affiliates constitute all of the property and assets necessary to conduct the Business as presently conducted. PII has good title to, or a valid leasehold interest in, all of the Acquired Assets and the Affiliates have good title to, or a valid leasehold interest in, all assets owned by them, free and clear of any Security Interest which are not Assumed Liabilities. PII has the right to convey, and upon the transfer of the Acquired Assets to the Buyer, PII will have conveyed all of its right, title and interest in and to the Acquired Assets free and clear of all Security Interests which are not Assumed Liabilities.

               At Closing, the Stockholder will have good and marketable title to the Real Property, free and clear of any Security Interest or restriction on transfer, subject only to the permitted exceptions referred to in Section 3(l)(i)(E).

          (f) Shares. The Shares constitute all of the issued and outstanding capital stock of the Affiliates. The Shares are validly issued, fully paid and non-assessable except as provided by applicable law and owned, beneficially and of record, at the Closing by the Stockholder and no Shares are subject to, nor have any been issued in violation of, pre-emptive or similar rights. No options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating any Affiliate or the Stockholder, contingently or otherwise, to issue or sell any shares of common stock or securities convertible into or exchangeable for any such shares or any other securities, are outstanding, and no authorization therefor has been given. All issuances, sales and repurchases of equity interests by the Acquired Companies have been effected in substantial compliance with all applicable laws. At Closing the Stockholder will have good title to the Shares and upon consummation of the transactions provided for in this Agreement and in accordance with the terms hereof, will have conveyed good title to the Shares free and clear of any Security Interest. The stock ledger and other corporate records of the Affiliates contain a complete and correct record of all issuance and transfer of equity interests of the Affiliates.

          (g) Financial Statements. The financial statements (the "Financial Statements") prepared by PII, consisting of balance sheets, statements of income and changes in stockholders' equity as of the fiscal period ended March 31, 1997 for each of PII and the Affiliates have heretofore been delivered.

     When delivered, the Financial Statements (including any notes thereto) will have been prepared on an accrual basis in accordance with GAAP, will present fairly the financial condition of the Acquired Companies as of such dates and the results of operations of the Acquired Companies for such periods, and, to the knowledge of PII and the Stockholder, will be correct and complete, and will be consistent with the books and records of the Acquired Companies.

          (h) Events Subsequent to the Date of the Financial Statements. Since the date of the Financial Statements, there has not been any material adverse change in the business, financial condition, operations, or results of operations of any of the Acquired Companies. Without limiting the generality of the foregoing, since that date, except as permitted by this Agreement or with the written consent of the Buyer, none of the Acquired
     Companies:

               (i) has sold, leased, transferred, or assigned any of its assets, tangible or intangible outside the Ordinary Course of Business;

               (ii) has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) other than sales orders either involving more than $50,000 or outside the Ordinary Course of Business or any sales order not in the Ordinary Course of Business;

               (iii) has (and to the Knowledge of the Acquired Companies and the Stockholder no other party has as a result of any default by an Acquired Company), accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which an Acquired Company is a party or by which it is bound;

               (iv) has imposed or permitted any Security Interest upon any of its assets, tangible or intangible;

               (v) has made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

               (vi) has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

               (vii) has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

               (viii) has delayed or postponed the payment of accounts payable or other Liabilities outside of the Ordinary Course of Business;

               (ix) has canceled, compromised, waived, or released any material right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

               (x) has granted any license or sublicense of any rights under or with respect to any Intellectual Property outside of the Ordinary Course of Business;

               (xi) has changed or authorized any change in the charter or bylaws of an Acquired Company;

               (xii) has experienced any material damage, destruction, or loss to its property not covered by insurance;

               (xiii) has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

               (xiv) has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement other than contracts with Messrs. Simpson and West which shall not be Assumed Liabilities and shall be in effect as of the Closing;

               (xv) has granted any increase in the base compensation of any of its directors, officers, and employees;

               (xvi) has adopted, amended, modified or terminated any bonus, profit-sharing incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

               (xvii) has made any other change in employment terms for any of its directors, officers, and key employees;

               (xviii) has made or pledged to make any charitable or other capital contribution;

               (xix) has suffered or experienced any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business which could reasonably be expected to cause or result in Losses;

               (xx) has declared or paid any dividend or other distribution, whether in cash or other property, other than the Permitted Stockholder Distribution;

               (xxi)  has violated any covenant contained in Section 6 hereof;
          or

               (xxii)  entered into any commitment to do any of the foregoing.

          (i) Undisclosed Liabilities. To the Knowledge of PII and the Stockholder, the Acquired Companies have no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Acquired Companies giving rise to any Liability), except for (i) Liabilities set forth on the face of the Financial Statements and (ii) Liabilities which have arisen or first been asserted after the date of the Financial Statements in the Ordinary Course of Business (none of which items in subparagraphs (i) and (ii) results from, arises out of, or was caused by any (i) breach of contract, (ii) breach of warranty claims which are not Product Warranty Claims, (iii) tort, (iv) infringement, or (v) violation of law other than failure to comply with any bulk sales law).

          (j) Legal Compliance. To the Knowledge of the Acquired Companies, the Acquired Companies have complied with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), the failure to comply with which could reasonably be expected to result in Losses the costs of which will exceed $30,000, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against an Acquired Company alleging any failure so to comply.

          (k)  Tax Matters.

               (i) The Acquired Companies have filed all Tax Returns that they were required to file and were due. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Acquired Companies and the Stockholder (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax. No Acquired Company has been a member of an Affiliated Group that has filed a "consolidated return" within the meaning of Code Sec. 1501, or has filed a combined or consolidated return with another corporation with any other taxing authority.

               (ii) Each of the Acquired Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               (iii) No Acquired Company has received any notice or other indication that any authority is considering assessing any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of an Acquired Company either (A) claimed or raised by any authority in writing or
          (B) as to which an Acquired Company or any Stockholder has knowledge based upon personal contact with any agent or representative of such authority. (S) 3(k) of the PII Disclosure Schedule lists all federal, state, local, and foreign income Tax returns filed with respect to an Acquired Company for taxable periods ended on or after December 31, 1991, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

               (iv) No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (v) PII has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. PII is not a party to any Tax allocation or sharing agreement. PII (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common the common parent of which was the PII) and (B) has no Liability for the Taxes of any Person (other than the Acquired Companies) under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (l)  Real Property.

               (i) No Acquired Company owns any real property. The Stockholder owns the Real Property. With respect to the Real Property, the Buyer and the Stockholder agree as follows:

                    (A) The Buyer and the Stockholder agree to adjust the
               following expenses as of the Closing Date: real estate taxes and assessments; municipal water and sewer charges, if any.

                    (B) The deed (the "Deed") to be delivered at Closing shall be a customary bargain and sale deed without covenant.

                    (C) The Buyer, at its sole cost and expense, shall utilize a reputable title insurer (the "Title Insurer") for the issuance of a title policy (the "Title Policy") relating to the Real Property. If the Buyer should claim that there are defects in or objections to title (other than those referred to herein), the Buyer shall furnish written notice thereof to the Stockholder's attorney not later than five (5) business days prior to the date set for closing of title or be deemed to have waived its rights to object thereto and all such matters raised by the Title Insurer which are not timely referenced in such notice shall be deemed additional permitted exceptions to the Stockholder's title to the Real Property, provided such time limitation shall not apply to matters discovered by the Title Insurer on a subsequent continuation search.

                    (D) Anything to the contrary notwithstanding:

                         (1) the Stockholder shall be under no obligation or
                    liability whatsoever to cure title defects or existing conditions in order to satisfy the conditions precedent to the Buyer's obligation to consummate the purchase of the Property, except that the Stockholder agrees that the Stockholder will be responsible for the removal of any mortgage or other lien on the Real Property that secures an obligation that is in a liquidated dollar amount, and which can be eliminated by the mere payment of funds in such amount.

                         (2) If for any reason whatsoever the Stockholder is
                    unable or unwilling to convey title to the Buyer on the Closing Date pursuant to the provisions of this Agreement, Buyer shall have (A) the right to accept (and/or institute a proceeding to compel the Stockholder to deliver) such title to the Property as is then vested in the Stockholder and to take title to the Real Property for the full Purchase Price hereunder, without any abatement other than in the dollar amount of any lien in a liquidated dollar amount that the Stockholder is expressly required to remove pursuant to the first sentence in subparagraph (1) above in full satisfaction of the Stockholder's obligation hereunder, except as expressly provided in subparagraph (3) below, or
                    (B) the Buyer shall have the right to rescind this Agreement.

                         (3) In the event the Stockholder is unwilling to convey
                    title to the Real Property at the Closing, notwithstanding Buyer's willingness to accept, in full satisfaction of the Stockholder's obligation hereunder, such title as the Stockholder has and to pay for such title in an amount equal to the entire Purchase Price hereunder, without deduction except for any reduction specifically referred to in subparagraph (1) above, the Buyer shall have the right to commence a proceeding for specific performance of the Stockholder's obligation to convey such title as provided for in subparagraph (2) above, with the Stockholder to be liable for all costs and expenses incurred (including reasonable legal fees and disbursements) by the Buyer in prosecuting such proceeding.

                         (4) The Real Property and improvements thereon are
                    being sold in their "as-is" condition and state of repair without any representation or warranty whatsoever as to fitness for use, suitability, habitability, compliance with laws and governmental regulations (including zoning), or otherwise. The Buyer has conducted its own investigation as to all such matters and has satisfied itself. The Stockholder is hereby released from any and all liability with respect to such matters.

                    (E) The Property is to be sold and conveyed subject to the following permitted exceptions to title:

                         (1) Matters referred to in the printed exceptions and
                    in Schedule B-2, (other than items J-2 and K-3 which relate to the existing mortgage on the Real Property) to Chicago Title Commitment No. 9727-00197, a copy of which has been delivered to the Buyer.

                         (2) Minor inconsistencies between record lines of title
                    retaining walls and/or fences and/or any other state of facts which may be disclosed in a current accurate Survey of the Real Property hereof which do not reduce the market value of the Real Property or the ability to use same for its current use.

                         (3) matters or conditions which would be disclosed by a
                    physical inspection of the Real Property.

                         (4) Existing zoning and land use laws and regulations.

                         (5) Rights and easements, if any, acquired by any
                    public utility company or corporation to construct and maintain its poles, pipes, conduits and appurtenances thereto.

                         (6) Covenants and restrictions of record that restrict
                    non-residential use of the Real Property or as to which the Title Insurer is willing to provide, at no increased cost to the Buyer, affirmative insurance that no breach of such covenants shall result in any reversion of the Real Property or be collectible out of the Real Property.

                         (7) Liens for taxes, water charges, sewer rents, and
                    other governmental charges that are not yet due and payable and for which adjustment is to be made at the Closing.

                         (8) Any judgments of record, liens for unpaid taxes of
                    any corporation in the chain of title to the Real Property, and liens for estate, inheritance or similar taxes of any person other than the Stockholder in the chain of title, provided that the Title Insurer shall be willing to insure the Buyer (the additional cost of such affirmative insurance to be borne by the Stockholder) against collection of the same out of the property.

                    (F) The acceptance by the Buyer of the delivery of the Deed shall be deemed to be the full performance and discharge of every condition, representation, covenant, warranty, agreement and/or obligation on the part of the Stockholder to be performed pursuant to this Agreement that relate to title to the Real Property and/or the Stockholder's title thereto.

                    (G) The lease with respect to the Real Property between PII and Stockholder will be terminated as of the Closing and rents thereunder will be adjusted as of such date.

               (ii) (S) 3(l)(ii) of the PII Disclosure Schedule lists and describes briefly all real property leased to an Acquired Company. PII has delivered to the Buyer correct and complete copies of the leases listed in (S) 3(l)(ii) of the PII Disclosure Schedule (as amended to date). With respect to each lease listed in (S) 3(l)(ii) of the PII Disclosure Schedule:

                    (A) the lease or sublease is legal, valid, binding,
               enforceable, and in full force and effect in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and
               (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                    (B) the Acquired Companies are not, and to the Knowledge of
               the Acquired Companies and the Stockholder no party to the lease or sublease is, in breach or default, and no event has occurred and is continuing which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder, except for breaches or defaults which would not have a Material Adverse Effect;

                    (C) to the Knowledge of the Acquired Companies and the
               Stockholder there are no disputes, oral agreements, or forbearance programs in effect as to the lease that would have a Material Adverse Effect;

                    (D) to the knowledge of the Acquired Companies and the
               Stockholder, the Acquired Companies have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; or

                    (E) to the Knowledge of the Acquired Companies and the
               Stockholder all facilities leased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations.

          (m)  Intellectual Property.

               (i) Each of the Acquired Companies owns or has the right to use pursuant to license, sublicense, agreement, or permission of all Intellectual Property used in the operation of their business as presently conducted. Each item of Intellectual Property included among the Acquired Assets, owned or used by the Acquired Companies immediately prior to the Closing, or owned by Stockholder and used by the Acquired Companies immediately prior to the Closing, will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder, subject to obtaining required consents to any of the foregoing.

               (ii) To the knowledge of PII and the Stockholder except as set forth on (S) 3(m)(ii) of the PII Disclosure Schedule, none of the Acquired Companies has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Acquired Companies or the Stockholder has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Acquired Companies must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Acquired Companies and the Stockholder, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Acquired Companies.

               (iii) (S) 3(m)(iii) of the PII Disclosure Schedule identifies each patent or registration which has been issued or transferred to the Acquired Companies or the Stockholder with respect to any of its Intellectual Property, identifies each pending patent application for registration which the Acquired Companies or the Stockholder has made with respect to any of its Intellectual Property, and identifies each patent or trademark which any of the Acquired Companies or the Stockholder has granted to any third party with respect to any of its Intellectual Property. The Acquired Companies have delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. (S) 3(m)(iii) of the PII Disclosure Schedule also identifies each trade name or unregistered trademark used by the Acquired Companies in connection with the Business. With respect to each item of Intellectual Property required to be identified in (S) 3(m)(iii) of the PII Disclosure Schedule:

                    (A) the Acquired Companies possess all right, title, and
               interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                    (B) to the Knowledge of the Acquired Companies, the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge nor is any of the foregoing threatened;

                    (C) no action, suit, proceeding, hearing, investigation,
               charge, complaint, claim, or demand is pending or, to the Knowledge of the Acquired Companies threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

                    (D) None of the Acquired Companies nor the Stockholder has
               ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

               (iv) (S) 3(m)(iv) of the PII Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Acquired Companies use pursuant to license, sublicense, agreement, or permission. PII has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in (S) 3(m)(iv) of the PII Disclosure Schedule:

                    (A) and except as set forth on (S) 3(m)(ii) or 3(m)(iii) of the PII Disclosure Schedule, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect, subject to the qualifications that enforcement of the rights and remedies created thereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principals of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

                    (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions to the extent obtained);

                    (C) none of the Acquired Companies, and to the Knowledge of the Acquired Companies, no other party to the license, sublicense, agreement, or permission, is in breach or default, and no event has occurred which with notice of lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (D) none of the Acquired Companies has, and to the Knowledge of the Acquired Companies, no other party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                    (E) to the Knowledge of the Acquired Companies, with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                    (F) the underlying item of Intellectual Property is not
               subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                    (G) no action, suit, proceeding, hearing, investigation,
               charge, complaint, claim or demand is pending or, to the Knowledge of the Acquired Companies and the Stockholder, threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                    (H) None of the Acquired Companies has granted any
               sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (n) Tangible Assets. Each of the Acquired Companies owns or leases all buildings, machinery, equipment, and other tangible assets used and necessary for the conduct of its businesses as presently conducted. To the Knowledge of the Acquired Companies, each such tangible asset is free from any known material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

          (o)  [INTENTIONALLY OMITTED.]

          (p) Contracts. (S) 3(p) of the PII Disclosure Schedule lists the following contracts and other agreements, written or oral, to which any of the Acquired Companies is a party:

               (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $15,000 per annum;

               (ii) except for sales of inventory in the Ordinary Course of Business, any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or which to the Knowledge of PII, will result in Losses to the Acquired Companies, or which involves amounts or consideration, in excess of $50,000;

               (iii) any agreement concerning the formation of a partnership or joint venture;

               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, under which it has imposed a Security Interest on any of its assets, tangible or intangible;

               (v) any agreement imposing on any of the Acquired Companies a material obligation of confidentiality or noncompetition to a third party;

               (vi) any agreement involving the Stockholder to which any Acquired Company is a party;

               (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

               (viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

               (ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

               (x) any agreement under which the consequences of a default or termination would require the payment of $50,000 or more; or

               (xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

     Except as set forth on the PII Disclosure Schedule, all such agreements (the "Material Contracts") are, to the Knowledge of the Acquired Companies and the Stockholder, valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created thereby is subject to (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and the Acquired Companies have satisfied in full or provided for all of their liabilities and obligations thereunder requiring performance prior to the date hereof in all respects, and are not in default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute such a default. To the Knowledge of the Acquired Companies and the Stockholder, no other party to any such Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. Subject to obtaining any applicable consents, all of the Acquired Companies' rights under such Material Contracts will be conveyed to the Buyer, upon consummation of the transactions contemplated by this Agreement.

          (q) Notes and Accounts Receivable. Notes and accounts receivable of the Acquired Companies included among the Acquired Assets are at least in the amounts reflected in the Financial Statements and all such notes and accounts receivable are reflected properly on their books and records, are valid receivables and, with respect to such items reflected on the Financial Statements, are subject to no setoffs or counterclaims, are current and collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Financial Statements.

          (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Acquired Companies.

          (s) Insurance. (S) 3(s) of the PII Disclosure Schedule sets forth the following information with respect to each product liability insurance policy to which any Acquired Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

               (i) the name of the insurer, the name of the policyholder, and the name of each covered insured;

               (ii) the policy number and the period of coverage;

               (iii) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

               (iv) a description of any retroactive premium adjustments or other loss-sharing arrangements.

     With respect to each such insurance policy: (A) all policy premiums have been paid in full, and to the Knowledge of the Acquired Companies and the Stockholder, the policy is in full force and effect with respect to the periods for which it purports to provide coverage; (B) none of the Acquired Companies or, to the Knowledge of the Acquired Companies and the Stockholder, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred and is continuing which, with notice or the lapse of time, could reasonably be expected to constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. (S) 3(s) of the PII Disclosure Schedule describes any self-insurance arrangements affecting the Acquired Companies. The Acquired Companies will deliver to the Buyer original copies of all insurance policies of the Affiliates.

          (t) Litigation. None of the Acquired Companies or the Stockholder (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) is not a party nor, to the Knowledge of the Acquired Companies and the Stockholder, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

          (u) Product Warranty. To the knowledge of the Acquired Companies, each product manufactured, sold, leased, or delivered by the Acquired Companies has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and none of the Acquired Companies has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it which could reasonably be expected to give rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to any reserve for product warranty claims set forth in the PII Balance Sheet. Except as otherwise may be provided by applicable law, no product manufactured, sold, leased, or delivered by the Acquired Companies is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. (S) 3(u) of the PII Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Acquired Companies (containing applicable guaranty, warranty, and indemnity provisions).

          (v) Product Liability. To the Knowledge of the Acquired Companies and the Stockholder, except as set forth on (S) 3(v) of the Disclosure Schedule, there are no existing or threatened claims against the Acquired Companies arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Acquired Companies which could result in Liability to the Acquired Companies.

          (w) Employees. To the Knowledge of PII and the Stockholder, (i) no executive, key employee, or group of employees has any plans to terminate employment with the Acquired Companies, (ii) none of the Acquired Companies is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, or claims of unfair labor practice, and (iii) none of the Acquired Companies has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to its employees.

          (x)  Employee Benefits.

               (i) No other corporation, trade, business, or other entity, would, together with PII, now or in the past 5 years, constitute a single employer within the meaning of Code (S) 414.

               (ii) (S) 3(x) of the PII Disclosure Schedule contains a true and complete list of all of the Employee Benefit Plans which are presently in effect or which have previously been in effect in the last 5 years for the benefit of current or former employees, officers, directors or consultants of the Acquired Companies (the "PII Plans").

               (iii) Except as set forth in (S) 3(x) of the PII Disclosure Schedule, PII does not maintain and has never maintained an "employee benefit pension plan," within the meaning of ERISA (S) 3(2), that is or was subject to Title IV of ERISA.

               (iv) There is no lien outstanding upon any Acquired Assets pursuant to Code (S) 412(n) in favor of any PII Plan. No Acquired Assets or assets of any Affiliate have been provided as security to any PII Plan pursuant to Code (S) 401(a)(29).

               (v) Except as set forth in (S) 3(x) of the PII Disclosure Schedule, PII has no past, present or future obligation or liability to contribute to any multiemployer plan as defined in ERISA (S) 3(37).

               (vi) PII has complied in all material respects with the continuation health coverage requirements of Code (S) 4980B and ERISA
          (S)(S) 601 through 608.

               (vii) PII is not obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Code (S) 280G(b) (determined without regard to Code (S) 280G(b)(2)(A)(ii)).

               (viii)  There are no foreign Employee Benefit Plans.

          (y) Guaranties. None of the Acquired Companies is a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

          (z) Environment, Health, and Safety. To the knowledge of the Acquired Companies and the Stockholder:

               (i) PII has complied with all Environmental, Health, and Safety Laws, the failure to comply with which could result in Losses in an amount in excess of $10,000 individually or in the aggregate, and no action, suit, proceeding, hearing, charge, complaint, claim, demand, or notice, and no investigation has been filed or commenced against PII or the Stockholder alleging such failure.

               (ii) Neither PII nor the Stockholder has Liability (and PII has not handled, used, stored, recycled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could reasonably be expected to form the Basis for any present or future action, suit, proceeding, hearing, investigations, charge, complaint, claim or demand giving rise to any Liability) for damage or remediation to any site, location, body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Laws.

               (iii) All properties and equipment used in the Business are free of any amounts of Hazardous Substances, the presence of which could result in Losses except for Losses which would not have a Material Adverse Effect.

               (iv) There are no in service or out of service underground storage tanks located in or on the Real Property.

               (v) This (S) 3(z) contains the sole representations of the Stockholder and the Acquired Companies with respect to environmental matters.

          (aa) Certain Business Relationships With the Acquired Companies. Except as set forth in (S) 3(aa) of the PII Disclosure Schedule, none of the Stockholder or his relatives has been involved directly or indirectly in any business arrangement or relationship with PII within the past 36 months, and, other than the Real Property, the Stockholder does not own any asset, tangible or intangible, which is used in the Business.

          (ab) Disclosure. To the Knowledge of the Acquired Companies and the Stockholder, the representations and warranties contained in this (S) 3 (including the PII

     Disclosure Schedule as amended and supplemented prior to the Closing) do not and, as of the Closing Date will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement and information contained in this (S) 3 not misleading.

     4. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT. Parent and the Buyer, jointly and severally, represent and warrant to PII and the Stockholder that the statements contained in this (S) 4 are correct and complete as of Closing Date.

          (a) Organization of the Buyer. Each of Parent and the Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified as a foreign corporation to do business in every jurisdiction where such qualification is required. Buyer shall be qualified to do business in New Jersey.

          (b) Authorization of Transaction. Upon the approval of the transactions contemplated hereby by the Boards of Directors of each of Parent and Buyer: each of Parent and Buyer will have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; and this Agreement and each other document delivered by the Buyer or Parent pursuant hereto will constitute the valid and legally binding obligation of Parent and Buyer, enforceable in accordance with its terms and conditions. Parent and Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agencies in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignment and assumption referred to in (S) 2 above) other than the notification and approval under the Hart-Scott-Rodino Act.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in (S) 2 above) will
     (i) violate any constitution, state, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Buyer is subject, or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Parent or Buyer is a party or by which they are bound or to which any of their assets are subject.

          (d) Broker's Fees. Neither Parent nor Buyer has Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          (e) Disclosure. To the Knowledge of Parent and Buyer, the representations and warranties contained in this (S) 4 and the Public Information do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements contained in this (S) 4 or therein not misleading. The Parent and the Buyer have the financial resources to pay the Purchase Price and perform their obligations under this Agreement.

          (f) Parent Shares. Upon their issuance and delivery to PII in accordance with the terms hereof, the Parent Shares will be duly authorized, validly issued, fully paid and non-assessable, and no Parent Shares will be subject to, nor have been issued in violation of, pre-emptive or similar rights. No options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Parent to issue or sell any shares of common stock or securities convertible into or exchangeable for any such shares or any other securities, are outstanding, and no authorization therefor has been given. Upon consummation of the transactions provided for in this Agreement and in accordance with the terms hereof, the Parent will have conveyed good title to the Parent Shares free and clear of any Security Interest or restriction on transfer.

          (g) Financial Statements. Parent has delivered to PII the following financial statements of the Parent (collectively the "Parent Financial Statements"):

               (i) audited balance sheets, statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended October 31, 1996; and

               (ii) unaudited balance sheet and statement of income, change in stockholders' equity, and cash flow as of and for the quarter ended January 31, 1997.

     The Parent Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Parent as of such dates and the results of operations of Parent for such periods (subject in the case of interim statements only to normal year-end adjustments which in the aggregate are not material), are correct and complete, and are consistent with the books and records of Parent (which books and records are correct and complete).

          (h) Events Subsequent to Most Recent Fiscal Quarter End. Since January 31, 1997, there has not been any material adverse change in the business, financial condition, operations, or results of operations of Parent.

          (i) Due Diligence Review. The Buyer and Parent have had an opportunity to review and inspect, and have actually conducted a review and inspection of, PII and its business, the books and records of PII, and the financial statements of the Affiliates, and have had an opportunity to ask questions of the Stockholder, PII and the Affiliates, and their representatives and agents. In addition, the Buyer and Parent hereby acknowledge receipt of the information contained in the three binders delivered by PII in response to the Buyer's due diligence document request.

          (j) Public Information. The Parent has delivered to the Stockholder (and each other Person who shall receive Parent Shares in connection with the consummation of the transactions contemplated by this Agreement) all Public Information currently available. All such Public Information, as of its respective filing dates, compiled in all material respects with the requirements of the rules and regulations promulgated by the Securities and Exchange Commission (the "Commission") with respect thereto. The Parent has filed all reports under the Securities Exchange Act that were required to be filed as of the date hereof and has otherwise complied with all material requirements of the Securities Act and the Securities Exchange Act. The financial statements of Parent included in the Public Information comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the respective periods covered and fairly present, in all material respects, the financial positions of Parent as of the dates thereof and the results of operations and changes in financial position for the periods then ended.

     5.   CONDITIONS TO OBLIGATION TO CLOSE.

          (a) Conditions to Obligation of Parent and the Buyer. The obligation of Parent and Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in (S) 3 above shall be true and correct in all material respects at and as of the Closing Date, except the representations and warranties made only as of a specific date, which shall remain true and correct as of such date;

               (ii) PII and the Stockholder shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

               (iii) PII shall have procured all of the third party consents specified on Exhibit 5(a)(iii) hereto;

               (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) materially affect adversely the right of the Buyer to own the Acquired Assets, the Shares, or the Real Property or to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (v) PII and the Stockholder shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in (S) 5(a)(i)-(iv) is satisfied in all respects;

               (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated, and any necessary requirements under the Industrial Site Reclamation Act of New Jersey shall have been complied with;

               (vii) the Stockholder and John West shall have entered into Consulting and Employment Agreements reasonably satisfactory to Parent and Buyer and the Buyer, Parent and the Stockholder shall have entered into a Noncompetition Agreement in form and substance as set forth in
          Exhibit 2(h)(iii)(C) attached hereto and the same shall be in full force and effect, and the Escrow Agreement shall have been executed and delivered;

               (viii) the Buyer shall have received from counsel to PII and the Stockholder an opinion in form and substance as set forth in Exhibit 5(a)(viii) attached hereto, addressed to the Buyer, and dated as of the Closing Date;

               (ix) all actions to be taken by the Acquired Companies and the Stockholder in connection with consummation of the transactions contemplated hereby and all certificates, opinions, assignments, assumptions, instruments, and other documents required to effect the transactions contemplated hereby shall have been delivered and shall be reasonably satisfactory in form and substance to the Buyer;

               (x) this Agreement, and the consummation of the transactions contemplated by this Agreement, shall have been approved by the Boards of Directors of Buyer and Parent;

               (xi) the PII Financial Statements, the PII Disclosure Schedule and all other items contemplated to be delivered following the execution hereof shall have been timely delivered in form and substance satisfactory to Buyer;

               (xii) after the date hereof, no breach or inaccuracy of any representation or warranty or covenant of PII or the Stockholder shall have become known to the Buyer or Parent;

               (xiii) Buyer shall have received results from environmental soil sampling reasonably satisfactory to Buyer.

     The Buyer may waive any condition specified in this (S) 5(a) if it executes a writing so stating at or prior to the Closing.

          (b) Conditions to Obligation of PII and the Stockholder. The obligations of PII and the Stockholder to consummate the transactions to be performed by it them connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in (S) 4 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) Parent and the Buyer shall have paid the Purchase Price and otherwise performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (iv) the Buyer shall have delivered to PII a certificate to the effect that each of the conditions specified above in (S) 5(b)(i)-
          (iii) is satisfied in all respects;

               (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and all necessary requirements under the Industrial Site Reclamation Act of New Jersey shall have been complied with;

               (vi) PII shall have received from counsel to the Buyer an opinion form and substance as set forth in Exhibit 5(b)(vi) attached hereto, addressed to PII, and dated as of the Closing Date;

               (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, assumptions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to PII; and

               (viii) the Stockholder and John West, respectively, shall have entered into Consulting and Employment Agreements reasonably satisfactory to the Stockholder and John West.

     PII and the Stockholder may waive any condition specified in this (S) 5(b) by executing a writing so stating at or prior to the Closing.

     6.   PRE-CLOSING COVENANTS OF THE PARTIES.

          (a)  [INTENTIONALLY DELETED.]

          (b) Access and Investigation. Between May 6, 1997, and the Closing Date, PII and the Stockholder will, and will cause each Acquired Company and its representatives to:

               (i) afford Buyer and its representatives (collectively, "Buyer's Advisors") reasonable access to each Acquired Company's personnel, properties (including for purposes of environmental testing), contracts, books and records, and other documents and data so as to not unreasonably interfere with the conduct of the Business;

               (ii) furnish Buyer with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request; and

               (iii) furnish Buyer and Buyer's Advisors with such additional financial, operating and other data and information as Buyer may reasonably request.

          (c) Operation of the Businesses of the Acquired Companies. Between May 6, 1997, and the Closing Date, PII and the Stockholder will, and will cause each Acquired Company to:

               (i) conduct the business of each Acquired Company only in the Ordinary Course of Business or otherwise with the written consent of the Buyer; provided that there shall be no transactions between the Stockholder and any of the Acquired Companies without the prior written consent of Buyer;

               (ii) use their best efforts to preserve intact the current business organization of each Acquired Company, keep available the services of the current officers, employees, and agents of each Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company; and

               (iii) confer with Buyer concerning operational matters of a material nature and the status of business operations and finances.

          (d) Negative Covenant. Except as otherwise expressly permitted by this Agreement, between May 6, 1997, and the Closing Date, PII and the Stockholder will not, and will cause each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, which would cause or result in an inaccuracy or breach of any of the representations, warranties or covenants of PII and the Stockholder set forth in this Agreement.

          (e) Name of PII. Between the date of this Agreement and the Closing, PII shall take or shall cause to be taken any and all actions necessary in order to change its name as of the Closing.

          (f) Required Approvals. As promptly as practicable after the date of this Agreement, PII and the Stockholder will, and will cause each Acquired Company to, make all filings required to be made by them in order to consummate the transactions contemplated hereby (including all filings under the HSR Act.) Between the date of this Agreement and the Closing Date, PII and the Stockholder will, and will cause each Acquired Company to, cooperate with Buyer at Buyer's expense with respect to all filings that Buyer elects to make or is required to make in connection with the transactions contemplated hereby.

          (g) Notification. Between May 6, 1997, and the Closing Date, PII and the Stockholder will promptly notify Buyer in writing if any Acquired Company or Stockholder becomes aware of any fact or condition that causes or constitutes a material breach of any of the representations and warranties of PII and the Stockholder as of the date of this Agreement, or if such Acquired Company or Stockholder becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

          (h) Best Efforts. Between the date of this Agreement and the Closing Date, each of (i) PII and the Stockholder and (ii) Parent and Buyer will use their respective best efforts to cause the conditions in (S) 5 to be satisfied.

     7. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

          (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Stockholder, the Parent, PII and Buyer will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor hereunder). PII and the Stockholder acknowledge and agree that from and after the Closing the Buyer will have the right but not the obligation to possession of all documents, books, records (including copies of Tax records), agreements, and financial data of any sort relating to PII not excluded from the definition of Acquired Assets in this Agreement; provided, however, that PII and the Stockholder shall have the right to obtain access to such documents, books, records (including copies of Tax records), agreements, and financial data and make photocopies thereof for a proper purpose, such as in connection with the preparation of their tax returns.

          (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving PII or the Stockholder, each of the other Parties will reasonably cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under (S) 8 below).

          (c) Transition. PII and the Stockholder will use its (his) best efforts not to take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of PII from maintaining the same business relationships with the Buyer after the Closing as it maintained with PII prior to the Closing.

          (d) Confidentiality. PII, the Stockholder, Parent and Buyer will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information and deliver promptly to the party from whom the Confidential Information was received or destroy, at the request and option of the party from whom the Confidential Information was received, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that a party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Party will notify the party from whom the Confidential Information was received promptly of the request or requirement so that the party from whom the Confidential Information was received may seek an appropriate protective order or waive compliance with the provisions of this (S) 7(d). If, in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Party may disclose the Confidential Information to the tribunal; provided, however, that such party shall use its reasonable efforts to obtain, at the reasonable request of the party from whom the Confidential Information was received and at such party's sole expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as such party shall designate.

          (e) Retirement Plan. PII shall terminate its tax-qualified retirement plan (the "Qualified Plan") as of the Closing Date, and as soon as practicable thereafter shall file a request with the appropriate Key District Office of the Internal Revenue Service seeking a favorable determination that the Qualified Plan continues to satisfy applicable tax-qualification requirements upon termination. PII shall make all reasonable efforts to secure such a favorable determination from the Internal Revenue Service and, upon obtaining same, shall provide the Parent with a copy of such favorable determination letter.

          (f)  Registration Rights.

               (i) As used in this (S) 7(e), the following shall have the following respective meanings:

                    "Commission" shall mean the Securities and Exchange
               Commission, or any other federal agency at the time administering the Securities Act.

                    "Holder" shall mean any holder of the outstanding Parent
               Shares that have not been sold to the public. For purposes of this (S) 7(e), "Parent Shares" shall include any shares of capital stock issued in respect of the Parent Shares upon any stock split, stock dividend or distribution, recapitalization or similar event.

                    "Registration Statement" shall mean a registration statement filed or to be filed by the Parent under the Securities Act which is available to register under the Securities Act a sale of any of the Parent Shares by or for the account of any Holder. Such term includes any prospectus included in the Registration Statement.

                    "Transfer" shall mean any sale or other disposition of any
               Parent Shares which would constitute a sale thereof under the Securities Act.

               (ii) Each certificate representing any Parent Shares and, except as otherwise provided in (S) 7(e)(iii) hereof, each certificate issued upon exchange or transfer of any Parent Shares (whether or not such exchange or transfer shall constitute a Transfer) shall be stamped or otherwise imprinted with a legend substantially in the following form:

               "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER ANY SECURITIES LAWS AND MAY ONLY BE SOLD IN COMPLIANCE WITH ANY APPLICABLE SECURITIES LAWS. IN PARTICULAR, THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF (1) UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT ANY PROPOSED TRANSFER OR DISPOSITION OF SUCH SHARES IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

               (iii) Prior to any proposed Transfer of any Parent Shares (other than under the circumstances described in (S) 7(e)(iv), the Holder thereof shall give written notice to the Parent of the intention to effect such Transfer. Each such notice shall describe the manner of the proposed Transfer and shall be accompanied by an opinion of counsel reasonably satisfactory to Parent to the effect that the proposed transfer of Parent Shares may be effected without registration under the Securities Act and under applicable state securities or blue sky laws. Upon confirmation that such opinion is reasonably satisfactory to Parent, the Holder of such Parent Shares shall be entitled to transfer such Parent Shares in accordance with the terms of its notice. Each certificate for Parent Shares transferred as above provided shall bear the legend set forth in (S) 7(e)(ii) hereof except that such certificate shall not bear such legend if (i) such Transfer is in accordance with provisions of Rule 144 (or any other rule permitting public sale without registration under the Securities Act) or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of Parent) would be entitled to Transfer such securities in a public sale without registration under the Securities Act.

               (iv) If following the Closing Date, Parent determines that it will file a Registration Statement for any public offering of securities, Parent shall give written notice to each Holder, at least 30 days in advance of filing such Registration Statement, that such filing is expected to be made. Upon written request of any Holder made within fifteen (15) days after receipt of Parent's written notice and subject to the limitations set forth in this (S) 7(e)(iv), Parent shall include in such Registration Statement the number of shares of Parent Shares specified in the Holder's request for the purpose of registering those Parent Shares for sale by or for the account of such Holder (and any related qualification under blue sky or other state securities laws) and in any underwriting involved therein. Subject to the provisions of this (S) 7(e) Parent shall have exclusive control over the filing, amending, withdrawal and other actions regarding such Registration Statement. Notwithstanding anything in the foregoing to the contrary, Parent shall have no obligation to give notice to any Holder with respect to the filing of, or to include any Parent Shares for any Holder in, any Registration Statement on Form S-8 or Form S-4.

               (v) If the securities to be sold by Parent pursuant to a Registration Statement described in (S) 7(e)(iv) hereof are to be sold in any underwritten public offering, the right of any Holder to have Parent Shares included in the same Registration Statement shall be conditioned upon the inclusion by the managing underwriter of such Holder's Parent Shares in the same underwriting. Parent, all Holders and all other security holders proposing to sell securities in such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected by Parent. Notwithstanding any other provisions of this (S) 7(e)(v), if the managing underwriter determines that marketing factors require a limitation of the number of securities to be included in the underwriting, the managing underwriter and Parent may limit the number of Parent Shares to be included in the underwriting for all Holders, in the aggregate, to any number which, together with any other securities of the same class that Parent may be contractually obligated to register for others, shall not be less than 10 percent (10%) of the total number included in the underwriting. Parent shall advise all Holders who shall have requested inclusion of their Parent Shares in the same underwriting of the aggregate number of Parent Shares that may be included for all Holders. Such aggregate number shall be allocated among all such Holders in proportion, as nearly as practical, to the number of Parent Shares for which each Holder requested registration, provided that any decrease in the number of shares to be included in the Registration Statement pursuant to the provisions of this (S) 7(e)(v) shall be allocated, as nearly as practicable, first among selling shareholders holding shares of capital stock as to which the Parent is not contractually obligated to register, and second, among selling shareholders having such contractual rights, as nearly as practicable, in proportion to the number of shares of capital stock for which such selling shareholders requested registration. No Parent Shares excluded from an underwriting by reason of such marketing limitation shall be included in the Registration Statement. If any Holder disapproves of the terms of the underwriting, he may elect to withdraw his Parent Shares by giving written notice to Parent and the managing underwriter. After receiving any such notice, Parent shall withdraw such Holder's Parent Shares from the Registration Statement. If a withdrawal of Parent Shares or any withdrawal of other securities (except a complete withdrawal of all securities that were to be sold by Parent, in which case Parent may withdraw the Registration Statement in its entirety) makes it possible, with the marketing limitation set by the managing underwriter and Parent, to include in the underwriting a greater number of Parent Shares held by other Holders participating in such underwriting, then to the extent practical, without delaying the underwriting, Parent shall offer to all Holders who then have Parent Shares included in the underwriting an opportunity to include additional Parent Shares in the proportion previously described in this (S) 7(e)(v).

               (vi) In connection with the registration under the Securities Act of any sale of Parent Shares by or for the account of any Holder pursuant to (S) 7(iv) hereof, Parent shall file on a timely basis appropriate applications or other instruments to register, qualify or obtain exemptions for the sale under such state securities or blue sky laws as the managing underwriter shall reasonably specify or, if the sale is not to be an underwritten public offering, such state securities or blue sky laws as the Holder may reasonably request. Parent, however, shall have no obligation to file any applications or other instruments in any jurisdiction in which either (i) no such filing is required with respect to the proposed sale of Parent Shares by or for the account of the Holder, in the opinion of qualified counsel selected by Parent, or (ii) Parent would be required to execute a general consent to service of process, to register as a broker or dealer or to cause any officer or employee of Parent to register as a dealer, broker, or salesman or in any similar capacity. Parent shall use its best efforts in good faith to obtain and maintain for a reasonable period, up to six months, an effective registration, qualification or exemption under the applications or other instruments filed by Parent pursuant to this (S) 7(e)(vi).

               (vii) All expenses incurred in connection with any Registration Statement filed or prepared for filing pursuant (S) 7(e)(iv) hereof and in connection with all related state securities or blue sky applications or other instruments, including without limitation all registration, filing and qualification fees, printing expenses, fees and disbursements of counsel for Parent and fees and expenses of accountants incidental to such Registration Statement, and fees and disbursements for one counsel to the Holders incidental to such Registration Statement shall be borne by Parent. Notwithstanding any other provision of this (S) 7(e)(vii), each Holder shall bear the entire amount of any discount or commission allowed or paid to any underwriter in connection with any sale of Parent Shares by or for the account of such Holder.

               (viii) In connection with any Registration Statement filed pursuant to this (S) 7(e), Parent shall indemnify and hold harmless each Holder whose Parent Shares are included in the Registration Statement, each underwriter who may purchase from or sell any Parent Shares for any such Holder and each person who controls any such Holder or any such underwriter, within the meaning of the Securities Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statements or alleged untrue statement of a material fact contained in the Registration Statement or any related state securities or blue sky applications or other instruments or caused by any omission or alleged omission to state in the Registration Statement or any related state securities or blue sky applications or other instruments any material fact required to be stated or necessary to make the statements which are made, in light of the circumstances in which they are made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement or omission or alleged omission based upon written information furnished to Parent by such Holder, underwriter or controlling person expressly for use in the Registration Statement or any related state securities or blue sky applications or other instruments. Each Holder whose Parent Shares are included in any Registration Statement filed pursuant to this (S) 7(e) shall indemnify Parent, its directors, each officer signing the Registration Statement, each other person (including each other Holder) whose securities are included in the Registration Statement, each underwriter who may purchase from or sell any securities for Parent or any other person pursuant to the Registration Statement and each person, if any, who controls Parent, any such other person or any such underwriter, within the meaning of the Securities Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any related state securities or blue sky applications or other instruments or caused by any omission or alleged omission to state in the Registration Statement or any related state securities or blue sky applications or other instruments any material fact required to be stated or necessary to make the statements which are made, in light of the circumstances in which they are made, not misleading, insofar as such losses, claims, damages or liabilities are caused by any untrue statement or alleged untrue statement or omission or alleged omission based upon written information furnished by the Holder from whom indemnification is sought expressly for use in the Registration Statement or any related state securities or blue sky application or other instruments; provided, that the obligations of such Holders hereunder shall be limited to any amount equal to the proceeds to each such Holder of securities sold as contemplated herein; provided, further, that the foregoing indemnity agreement shall not inure to the benefit of the Parent or any underwriter, or any director or officer of, or person controlling, the Parent or such Holder, other shareholder or underwriter, in respect of any person's asserted loss, claim, damage or liability resulting from the purchase of securities from the Parent or such Holder, other shareholder or underwriter if a copy of the prospectus, offering circular or other document (as then amended or supplemented) was not sent or given to such person at or prior to the written confirmation of the sale of securities to such person, and such prospectus, offering circular or other document would have cured the defect giving rise to such loss, claim, damage or liability. Each party entitled to indemnification under this (S) 7(e)(viii) (the "securities indemnified party") shall give written notice to the party required to provide indemnification (the "securities indemnifying party") promptly after such securities indemnified party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the securities indemnifying party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the securities indemnifying party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the securities indemnified party (whose approval shall not be unreasonably withheld), and the securities indemnified party may participate in such defense at such party's expense; and provided, further, that the failure of any securities indemnified party to give notice as provided herein shall not relieve the securities indemnifying party of its obligations under this (S) 7(e)(viii) unless and to the extent such failure shall have prejudiced the securities indemnified party. No securities indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each securities indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such securities indemnified party of a release from all liability in respect to such claim or litigation. No securities indemnifying party shall be subject to any liability for any settlement made by the securities indemnified party without the securities indemnifying party's consent (which consent shall not be unreasonably withheld). Each securities indemnified party shall furnish such information regarding itself or the claim in question as an securities indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom. To the extent the provisions contained in this (S) 7(e) are in conflict with any indemnification provisions that are included in any underwriting agreement entered into by Parent and one or more Holders with one or more underwriters in connection with any underwritten public offering registered under any registration statement filed pursuant to this (S) 7(e), the provisions of the underwriting agreement shall govern.

          The indemnities provided for in this (S) 7(e)(viii) shall be independent of and in addition to any other indemnity provision of this Agreement.

               (ix) Each Holder whose Parent Shares are included in any Registration Statement filed pursuant to this (S) 7(e) shall furnish to Parent such information regarding such Holder and the sale proposed by such Holder as may be reasonably required for inclusion in the Registration Statement or any related state securities or blue sky applications or other instruments, as may be reasonably necessary to provide supplemental information to the Commission, the National Association of Securities Dealers, Inc. or any administrator of any state securities or blue sky law, or as Parent or any underwriter may reasonably request.

               (x) From and after the date of this Agreement, the Parent will not enter into an agreement with any holder or prospective holder of any securities of the Parent giving such holder or prospective holder the right to require the Parent to initiate or effect any registration of any securities of the Parent on terms more favorable than granted to the Holders herein. Any right given by the Parent or to any holder or prospective holder of the Parent's securities in connection with the registration of securities will be conditioned such that it will be consistent with the provisions of this (S) 7(e) and with the rights of the Holders provided in this Agreement.

               (xi) With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Parent Shares to the public without registration, the Parent agrees that it will

                    (A) at all times file with the Commission in a timely manner all reports and other documents required to be filed by the Parent under the Securities Act, if any, and the Exchange Act, and to comply with all other requirements, if any, of Rule 144(c)
               (1) or any successor provision thereto until two (2) years and ninety (90) days following the Closing Date.

                    (B) so long as any Holder owns any Parent Shares, furnish to the Holder promptly upon request a written statement by the Parent as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Parent, and such other reports and documents filed with the Commission as any Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

               (xii) In the case of each registration effected by the Parent pursuant to this (S) 7(e), the Parent will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Parent will

                    (A) keep such registration effective for a period of 120
               days or until the Holder or Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, that in the case of any registration on Form S-3 of Parent Shares that are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Parent Shares are sold if Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis and applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment that (i) includes any prospectus required by (S) 10(a)(3) of the Securities Act or (ii) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (i) and (ii) above to be contained in periodic reports filed pursuant to (S) 13 or 15(d) of the Exchange Act in the registration statement, and

                    (B) furnish such number of prospectuses and other documents incident thereto as a Holder from time to time reasonably requests.

               (xiii) Notwithstanding the foregoing provisions of this (S) 7(e), Parent shall not be obligated to file a Registration Statement hereunder if at the time of filing the Holders requesting to participate in the offering are entitled to sell the Parent Shares for which registration has been requested immediately under Rule 144 (or any successor rule or regulation) during any 90 day period, or to include in any Registration Statement Parent Shares which could have been included in any prior Registration Statement of Parent under this
          (S) 7(e), but which were not so included for reason other than a limitation on the number of Parent Shares included in such prior Registration Statement pursuant to (S) 7(e)(v).

     The registration rights granted in this (S) 7(e) are not assignable, in whole or in part, without the prior written consent of Parent, except such rights shall transfer with the ownership of the Parent Shares.

     As a condition to having Parent Shares included in any Registration Statement filed pursuant to this (S) 7(e), each Holder shall agree that in selling the Parent Shares the Holder will comply with all applicable laws and regulations, including, but not limited to, Rules 10b-6 and 10b-7 promulgated under the Securities Exchange Act.

          (g)  Employee Matters.

               (i) On the Closing Date, Buyer shall offer employment in a similar position to each employee of PII who on the Closing Date is actively at work or absent from work due to short-term disability, maternity leave, jury duty, military service, vacation, layoff with recall rights, or other short-term leave (the "Employees") at a rate of base compensation equal to not less than 100% of their base compensation immediately prior to the Closing Date. Buyer shall also offer to Employees participation in benefit programs for which the basic terms of such programs are substantially similar or more beneficial to such employees as those set forth in the Employee Benefit Programs. Notwithstanding the foregoing, Buyer is not assuming any liability or obligation under any Employee Benefit Plans of PII.

               (ii) Notwithstanding the foregoing, the terms and conditions of the employment of the Stockholder and John West shall be governed by the terms and conditions of their respective consultant or employment contracts to be executed at closing.

               (iii) The Buyer shall be responsible for all severance and other Liabilities incurred in respect of any Employee terminated by the Buyer following their employment by Buyer, for any reason, after the Closing Date.

               (iv) Any former employee of PII (or their dependents) who become eligible for health continuation coverage under PII's major medical plan by virtue of his or her failure to accept Buyer's offer of employment being tantamount to a qualifying event, for the entitlement to such coverage, shall have available health continuation coverage satisfying the requirements of Section 4870 B of the Code and Section 601 through 608 of ERISA after the Closing through health benefit plans maintained by Buyer or its affiliates.

          (h) Tax Matters. Each party agrees to comply with the allocation provided for in this Agreement. Buyer and PII will cooperate with and provide each other with such information and access to books and records as either of them may reasonably require of the other in connection with the filing of any Tax Return, including Tax Returns relating to the application of the successor employer rules for payroll Tax purposes contained in Code
     (S)(S) 3121(a)(1) and 3306(b)(1), the determination of a liability for Taxes or a right to a refund for Taxes, or the preparation for litigation or investigation of any claim for Taxes or a right to a refund for Taxes, or the preparation for cooperation and information shall include all relevant Tax Returns, and other documents and records, or portions thereof relating to or necessary in connection with the preparation of records, or portions thereof relating to or necessary in connection with the preparation of such Tax Returns or other determination of Tax liability. Each Party shall retain all Tax Returns, schedules, workpapers, and all other materials, records or documents until the expiration of the statute of limitations for the taxable years to which such Tax Returns and other documents relate. After expiration of the statute of limitations, such party shall notify the other party in writing that it desires to dispose of or destroy the Tax Returns and other documents and shall provide such other party with the right for thirty (30) days after the tendering of such notice to copy or take possession of such Tax Returns and other documents. Any information obtained under this provision shall be kept confidential by the parties, except as may be necessary in connection with the filing of such Tax Returns.

     8.   REMEDIES UNDER THIS AGREEMENT.

          (a) Survival of Representations and Warranties. All of the representations and warranties of PII and the Stockholder contained in (S) 3(c)(iii) and (S) 3(g)-(ab) of this Agreement and of Buyer contained in (S) 4(d)-(g) of this Agreement shall survive the Closing and continue in full force and effect for a period of one (1) year thereafter; all of the other representations, warranties, covenants, indemnities, and other agreements of the Buyer, PII, and the Stockholder contained in this Agreement (including the representations and warranties of PII contained in (S) 3(a)-
     (f) (other than 3(c)(iii)) hereof and of Buyer and Parent contained in (S) 4(a)-(c) hereof shall survive the Closing and continue in full force and effect forever thereafter, subject to any applicable statutes of limitations. No action, claim, or proceeding may be brought by any Party hereto against any other Party resulting from, arising out of, or caused by a breach of a representation or warranty contained herein, or the failure to perform any covenant or other obligations hereunder, after the time such representation, warranty or covenant ceases to survive pursuant to the preceding sentence, unless written notice of such claim setting forth with specificity the basis for such claim is delivered to the applicable Party prior to such time.

          (b)  Indemnification Provisions for Benefit of Parent and the Buyer.

               (i) In the event PII or the Stockholder breaches (or in the event any third party alleges facts that, if true, would mean PII or the Stockholder has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to (S) 8(a) above, provided that the Buyer makes a written claim for indemnification setting forth the basis for such claim against PII or the Stockholder pursuant to (S) 8(g) below within such survival period, then each of PII and the Stockholder jointly and severally agrees to indemnify Parent and Buyer, subject to the limitations set forth herein, from and against the entirety of any Losses the Parent and the Buyer may suffer through and after the date of the claim for indemnification (including any Losses the Parent and the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach (or the alleged breach); provided, however, that

                    (x) PII and the Stockholder shall not have any obligation to indemnify, and shall have no Liability to, Parent or the Buyer from and against any Losses resulting from, arising out of, or caused by the breach (or alleged breach) of any representation, warranty, or covenant of PII or the Stockholder contained in (S) 3(a)-(f) (other than (S) 3(c)(iii)) hereof which exceed the Purchase Price;

                    (y) PII and the Stockholder shall not have any obligation to indemnify, and shall have no Liability to, Parent or the Buyer from and against any Losses resulting from, arising out of, or caused by the breach (or alleged breach) of any representation, warranty or covenant of PII or the Stockholder contained in (S) 3(c)(iii) or (S) 3(g)-(ab) hereof which exceed in the aggregate the value of the Parent Shares placed into escrow pursuant to the terms of the Escrow Agreement, and the sole recourse of Parent and Buyer for such Losses shall be limited to the Parent Shares which are subject to the Escrow Agreement;

                    (z) PII and the Stockholder shall have no such
               indemnification obligation with respect to such (S)(S) 3(c)(i) and 3(c)(iii) and 3(e)-(ab) breaches (or alleged breaches) until the Buyer has suffered Losses by reason thereof in excess of One Hundred Thousand Dollars ($100,000) and then only to the extent of the excess.

                    (aa) The indemnity for breach of the representation and
               warranty with respect to collectability of the accounts receivable set forth in Section 3(q), the amount recoverable shall be limited to 75% of the amount which otherwise would be recoverable under this Section 8.

               (ii) Notwithstanding anything to the contrary herein contained, PII and the Stockholder will indemnify, defend and hold harmless Parent and the Buyer from and against any Losses as a result of claims based on or arising from any liabilities or obligations of the Acquired Companies or the Stockholder which are not Assumed Liabilities; provided, however, that any indemnification obligations under this paragraph (ii) shall not exceed the Purchase Price.

               (iii) As security for their indemnification obligations of PII and the Stockholder, PII agrees to deposit that number of Parent Shares (rounded up to the next whole share) which results from dividing the Agreed Value into Two Million Dollars ($2,000,000) in escrow for a period of one (1) year following the Closing Date, pursuant to the terms of the Escrow Agreement, the terms of which are set forth on Exhibit 8(b)(iii).

               (iv) Notwithstanding any provision in this Agreement to the contrary, in the event any inaccuracy or breach of any representation or warranty or covenant of PII or the Stockholder are known to the Buyer or Parent at or prior to the Closing, (A) the Buyer shall disclose to PII and the Stockholder any such inaccuracy or breach, and
          (B) PII and the Stockholder shall have no liability to the Buyer for any liabilities incurred by the Buyer or Parent with respect to such inaccuracies or breaches so disclosed.

          (c) Indemnification Provisions for Benefit of PII and the Stockholder.

               (i) In the event Parent or Buyer breaches (or in the event any third party alleges facts that, if true, would mean Parent or Buyer has breached) any of their representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to (S) 8(a) above, provided that PII makes a written claim for indemnification setting forth with specificity the basis for such claim against Parent or Buyer pursuant to (S) 8(d) below within such survival period, then Parent and Buyer jointly and severally agree to indemnify PII and the Stockholder from and against the entirety of any Losses (up to but not in excess of the Purchase Price) PII and the Stockholder may suffer through and after the date of the claim for indemnification (including any Losses PII or the Stockholders may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach (or the alleged breach).

               (ii) Notwithstanding anything to the contrary herein contained,
          (i) Parent and Buyer jointly and severally will indemnify, defend and hold harmless PII and the Stockholder from and against any Losses as a result of claims based on or arising from any Assumed Liabilities or the operation of the Acquired Assets after the Closing Date and (ii) such indemnification shall not be limited in time or amount or subject to any deductible or cap.

          (d)  Method of Asserting Claims.

               (i) With respect to any third-party claim:

                    (A) If any third party shall notify any Party (the
               "Indemnified Party") with respect to any matter ("Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under (S) 8(b) or (c), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that (subject to the applicable survival period set forth in (S) 8(a) above) no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                    (B) The Indemnifying Party shall have fifteen (15) days
               after receipt of notice from the Indemnified Party of a Third Party Claim ("Notice Period") to notify the Indemnified Party in writing (1) whether or not the Indemnifying Party disputes such Third Party Claim specifying in reasonable detail the basis for such dispute, and (2) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim in accordance with the provisions hereof.

                    (C) If the Indemnifying Party disputes the Third Party Claim or the amount thereof (whether or not the Indemnifying Party elects to defend the Indemnified Party against such Indemnification Claim), such dispute shall be resolved by arbitration in accordance with (S) 8(e) hereof. Pending the resolution of any such dispute, the Third Party Claim shall not be settled without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld.

                    (D) If the Indemnifying Party notified the Indemnified Party within the Notice Period that the Indemnifying Party will defend the Indemnified Party against the Third Party Claim, then except as hereinafter provided, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party (1) diligently conducts the defense of such Third Party Claim, and
               (2) shall not enter into a settlement, or entry of a final judgment or final award with respect to, any such Third Party Claim without the consent of the Indemnified Party unless such settlement, judgment or award requires no more than a monetary payment for which the Indemnified Party is fully indemnified and does not involve any other matters binding upon the Indemnified Party.

                    (E) So long as the Indemnifying Party is conducting the
               defense of the Third Party Claim in accordance with (S) 8(d)(i)(D) above, (1) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, unless the named parties of any proceeding relating to such Third Party Claim (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which event the Indemnifying Party shall not be entitled to direct the defense of such action and the fees and expenses of the Indemnified Party shall be at the expense of the Indemnifying Party, and (2) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

                    (F) If the Indemnifying Party elects not to defend the
               Indemnified Party against the Third Party Claim, whether by giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such Third Party Claim, or if the same is defended by the Indemnifying Party or the Indemnified Party, then that portion thereof as to which such defense is unsuccessful or the amount of such settlement, final judgment or final award described in (S) 8(d)(i)(D), in each case, shall be conclusively deemed to be a liability of the Indemnifying Party hereunder, unless the Indemnifying Party shall have disputed its liability to the Indemnified Party as provided in (S) 8(d)(i)(B), in which event such dispute shall be resolved as provided in (S) 8(e) hereof.

               (ii) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnified Party shall promptly send a notice of the Indemnification Claim to the Indemnifying Party. Indemnifying Party shall have fifteen (15) days after receipt from the Indemnified Party of notice of the Indemnification Claim to dispute the Indemnification Claim in writing specifying in reasonable detail the basis for such objection. Failure to timely so dispute the Indemnification Claim shall constitute acceptance of the claim for indemnification by the Indemnifying Party. If notice of the dispute is timely made by the Indemnifying Party and the dispute is not resolved within twenty (20) days from the date the Indemnifying Party received notice of the dispute, such dispute shall be resolved in accordance with (S) 8(e). Claims accepted by an Indemnifying Party, resolved by arbitration or resolved by mutual agreement shall be paid as and when due, subject to the limitations set forth in this Section 8, and, with respect to claims under the Escrow Agreement, in accordance with the procedures set forth therein.

          (e)  Arbitration.

               (i) Except as set forth below in (S) 8(e)(ii), all disputes under this Article 8 shall be settled by arbitration in a location in Washington, D.C. mutually acceptable to the Parties before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any of the PII Parties on the one hand or the Buyer on the other by giving written notice to each other than such dispute has been referred to arbitration under this (S) 8(e). The arbitrator shall be selected by the joint agreement of the PII Parties and the Buyer, but if they do not so agree within twenty (20) days after the date of receipt of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. The arbitrator shall enforce this Agreement and the intentions of the Parties as evidenced by this Agreement. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reason for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. The arbitrator shall assess, as part of his award to the prevailing party, all or such part as the arbitrator deems proper of the arbitration expenses of the prevailing party (including reasonable attorneys' fees) and of the arbitrator against the party that is unsuccessful in such claim, defense or objection.

               (ii) Nothing contained in this (S) 8(e) shall prevent the Parties from settling any dispute by mutual agreement at any time.

          (f) Determination of Losses. The Parties shall take into account the time cost of money (using the Applicable Rate as the interest rate) in determining Losses for purposes of this (S)8. All payments under this (S) 8 shall be deemed adjustments to the Purchase Price.

     9.   MISCELLANEOUS.

          (a) Press Releases and Public Announcements. Neither Parent, Buyer, PII nor the Stockholder shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties hereto. Buyer, upon prior notice to PII, may make any public disclosure it believes in good faith is required or permitted by applicable law or any listing or trading agreement concerning its publicly-traded securities.

          (b) Name of PII. PII agrees that, following the Closing, Buyer and Parent may use the name "Princeton Instruments, Inc." in connection with the Business.

          (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

          (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to PII and the Stockholder:

     Dr. Yair Talmi                 Copy to:  Lane & Mittendorf LLP
     14 Russell Court                         320 Park Avenue
     Newton, Pennsylvania  18940              New York, NY  10022-6815
                                              Attention:  Harvey Feldschreiber,
                                              Esq.

If to Buyer:

     Derrick N. Key                 Copy to:  Shanler D. Cronk, Esq.
     Roper Industries, Inc.                   Roper Industries, Inc.
     160 Ben Burton Road                      160 Ben Burton Road
     Bogart, Georgia  30622                   Bogart, Georgia  30622

          Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

          (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parent, Buyer, PII and the Stockholder. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (l) Expenses. Buyer, PII and each Stockholder will bear its (his) own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Stockholder shall bear all such expenses incurred by the Affiliates.

          (m) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that with respect to each representation, warranty, and covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

          (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having, in accordance with the terms of this Agreement, jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

          (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Washington, D.C. in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party appoints The Prentice-Hall Corporation System, Inc. (the "Process Agent") as his or its agent to receive on is or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in (S) 9(h) above or (ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in (S) 8(g) above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

          (q) Bulk Sale and Other Tax Filings.   The Buyer and PII agree to
     waive compliance with applicable state sales tax, bulk sales notification statutes and regulations and any applicable state tax statutes, in connection with the sale of the Acquired Assets to the Buyer.

          (r) Transfer Taxes; Sales Tax. The Parties agree that the Stockholder shall pay any real property transfer Taxes, Buyer shall pay the sales tax on the transfer of personal property and each of PII, Stockholder, Parent or Buyer, as appropriate, shall be responsible for such other transfer Taxes applicable to the transaction contemplated hereby (including the transfer of Shares) as are customary in the jurisdiction in which the tax is payable and each party so responsible shall indemnify, defend and hold the others harmless with respect to such Taxes. Each Party shall file, or cooperate with the other Parties in filing, all necessary documentation and Tax Returns with respect to such Transfer Taxes.

          (s) No Assignment Causing Breach. Notwithstanding anything in this Agreement, neither this Agreement nor any document or instrument delivered pursuant hereto shall constitute an assignment of any claim, contract, agreement, license, lease, commitment, sales order or purchase order or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof without the consent of any other Person would constitute a breach thereof or in any way adversely affect the rights to be assigned. Until such consent is obtained, or if an attempted assignment thereunder would be ineffective or would affect the rights of PII or any Affiliate thereunder so that the Buyer would not in fact receive all such rights, PII and the Buyer will cooperate with each other to provide for the Buyer the benefits of, and to permit the Buyer to assume all liabilities under, any such claim, contract, agreement, license, lease, commitment, sales order or purchase order, including enforcement at the request and expense of the Buyer for the benefit of the Buyer of any and all rights of PII or any Affiliate against a third party thereto arising out of the breach or cancellation thereof by such third party; and any transfer or assignment to the Buyer by PII or any Affiliate of any property or property rights or any contract or agreement which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained. The Parties shall each use their best efforts to obtain any required consent to assignment.

          (t) Guaranty. Parent hereby unconditionally guarantees the full and prompt payment and performance of the obligations of the Buyer under this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                              PARENT
                              Roper Industries, Inc.


                              By: /s/ N. Will Crocker
                                  -------------------
                                 N. Will Crocker
                                 Vice President


                              BUYER
                              Roper Acquisition, Inc.


                              By: /s/ N. Will Crocker
                                  -------------------
                                 N. Will Crocker
                                 Vice President


                              PII
                              Princeton Instruments, Inc.


                              By: /s/ Yair Talmi
                                 ---------------
                                 Yair Talmi
                                 President


                              STOCKHOLDER
                              Dr. Yair Talmi

                              /s/ Dr. Yair Talmi
                              ------------------
                              Dr. Yair Talmi